Exhibit 2.1

Malacca Straits Acquisition Company Limited (“Malacca”)
Unit 601-2
St. George’s Building
2 Ice House Street
Central, Hong Kong

Malacca Straits Management Company Limited (in its capacity under the BCA (as defined below) as the Malacca Representative, “Malacca Representative”)
Unit 601-2
St. George’s Building
2 Ice House Street
Central, Hong Kong

May 17, 2021

Project Mercury – Waiver and Amendment Letter Agreement No. 1 (the “Amendment Agreement”)

1.	We refer to the business combination agreement by and among Malacca, Malacca Representative, PT Asia Vision Network (the “Company”), PT MNC Vision Networks Tbk (the “Parent” and together with the Company, “we” or “us”) and MNC Entertainment Ltd. (the “Merger Sub”) dated as of March 21, 2021 (the “BCA”). Capitalized terms used in this amendment agreement but not otherwise defined shall have the meanings given to them in the BCA.

2.	We on behalf of ourselves and Merger Sub write to seek Malacca and Malacca Representative’s agreement to the proposed amendments below and the corresponding waivers (as applicable) pursuant to Sections 11.9 and 11.10 of the BCA:

Reorganization

(a)	The deadline for completion of the Reorganization as set forth in Section 6.20 (and the related termination right in Section 9.1(i)) of the BCA be extended to May 31, 2021.

(b)	PT Global Mediacom Tbk will execute a power of attorney (a form of which is attached hereto as Annex A) in favor of the Company for the transfer of the economic interest of one share in PT Vision Network Nusantara (the “Share”), in lieu of the transfer of the Share pursuant to paragraphs 17 – 19 of Schedule 8.3(f) to the BCA.

Share Split

(c)	The Company intends to undertake a share split of the Company’s capital prior to the Closing. Following the share split, the authorized capital of the Company shall be Rp 20,664,000,000, divided into 206,640 authorized shares with nominal value of Rp 100,000 per share. Twenty-five percent (25%) of the authorized capital of the Company has been issued, amounting to 51,660 issued shares. We seek consent for, and Malacca and the Malacca Representative hereby consent to, the aforementioned share split under Section 6.2(b)(iii) of the BCA; provided, that for the avoidance of doubt, such share split shall not affect the provisions of Section 1.8 of the BCA, and will not affect the Consideration Amount delivered thereunder (other than adjusting the number of Consideration Shares delivered to the extent that more capital shares of the Company are issued and outstanding prior to the Merger). Section 4.3 (Capitalization) of and Schedule 4.4 (Subsidiaries) to the BCA are also hereby deemed amended accordingly.

Books and Records

(d)	Since incorporation, the Merger Sub does not maintain a register of mortgages and charges (the “Mortgage Register”). We seek agreement, and Malacca and the Malacca Representative hereby agree, that the Mortgage Register be carved out from the representation and warranty under Section 4.24 (Books and Records) of the BCA.

SEC Warrant Liability

3.	We on behalf of ourselves and Merger Sub write to acknowledge our agreement to the proposed amendments below and the corresponding waivers (as applicable) pursuant to Sections 11.9 and 11.10 of the BCA.

(a)	The Malacca Disclosure Schedules and Schedule 6.3 (Conduct of Business of Malacca) are hereby deemed amended to provide for a general disclosure (including with respect to Section 3.6 (SEC Filings and Malacca Financials; Internal Controls; Listing) of the BCA) as to any potential changes (including any required restatements of the Malacca Financials or the SEC Reports) to Malacca’s historical accounting of the Malacca Warrants as equity rather than as liabilities that may be required as a result the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” that was issued by the SEC on April 12, 2021, and any related guidance by the SEC.

General

4.	For the avoidance of doubt:

(a)	The letter constitutes a proposal to seek parties’ agreement to the foregoing amendments and waivers and shall not be deemed or construed to be an admission of liability by either party at any time for any purpose;

(b)	save as otherwise expressly amended or waived herein, the BCA and the Ancillary Documents shall remain in full force and effect on the terms and subject to the conditions set forth therein; and

(c)	any reference to the BCA in the BCA or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the BCA, as amended by this Amendment Agreement (or as the BCA may be further amended or modified after the date hereof in accordance with the terms thereof). The BCA, as amended by this Amendment Agreement, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the BCA, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the BCA is materially different from or inconsistent with any provision of this Amendment Agreement, the provision of this Amendment Agreement shall control, and the provision of the BCA shall, to the extent of such difference or inconsistency, be disregarded.

5.	This Amendment Agreement shall be interpreted, construed, governed and enforced in a manner consistent with the BCA, and the provisions of Section 11.1 – 11.10 and 11.12 – 11.16 (inclusive) of the BCA shall apply to this Amendment Agreement, mutatis mutandis, as if set out in full herein.

[Signature page to follow.]

Yours faithfully,

PT ASIA VISION NETWORK

By:	/s/ Ade Tjendra	By:	/s/ Ruby Panjaitan
Name:	Ade Tjendra	Name:	Ruby Panjaitan
Title:	President Director	Title:	Director

PT MNC VISION NETWORKS TBK

By:	/s/ Ade Tjendra	By:	/s/ Herman Kusno
Name:	Ade Tjendra	Name:	Herman Kusno
Title:	President Director	Title:	Director

Acceptance

In consideration of the mutual covenant as contained herein, we agree and accept the terms as set forth in this Amendment Agreement. We further unconditionally and irrevocably waive all of our rights that we have (or may have) arising out of or in connection with the foregoing matters and amendments.

MALACCA STRAITS ACQUISITION COMPANY LIMITED

By:	/s/ Kenneth Ng
Name:	Kenneth Ng
Title:	Chief Executive Officer

MALACCA STRAITS MANAGEMENT COMPANY LIMITED,
solely in its capacity under the BCA as the Malacca Representative

By:	/s/ Kenneth Ng
Name:	Kenneth Ng
Title:	Director

{Signature Page to BCA Amendment Agreement}

Annex A – Power of Attorney

[Attached.]